[LOGO OF UNITED NATIONAL]


                             United National Bancorp
               Schedules Date For Completion of Vista Acquisition

Bridgewater, NJ--August 9, 2002--United National Bancorp (Nasdaq: UNBJ), parent company of UnitedTrust Bank announced today that the closing date for the transaction whereby it is acquiring Vista Bancorp, Inc., a $712 million asset holding company whose principal subsidiary is Vista Bank, N.A., is scheduled to be completed on August 21, 2002. The Company also announced that the ten trading day period for determining the Average Pre-closing Price of United National Bancorp stock, as provided in the Merger Agreement, has concluded. Such Price is $20.759 per share.

All 16 Vista branches will become UnitedTrust offices effective at the close of business on Friday, August 23, 2002.

United National Bancorp, headquartered in Bridgewater, New Jersey is the $2.1 billion asset holding company for UnitedTrust Bank, a state chartered FDIC-insured commercial bank operating 36 community banking offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey. The Bank provides retail banking, alternative financial products, insurance services, business banking services, commercial lending, construction and commercial real estate lending, consumer and mortgage lending and trust and investment services. Visit United National Bancorp and UnitedTrust Bank on the World Wide Web at www.unitedtrust.com.


Contact: media, Donald E. Reinhard, 908-429-2370 or investors, Alfred J. Soles, 908-429-2406, both of United National Bancorp.

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